Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 2G3 (720) 726-9662 www.gatossilver.com

GATOS SILVER REPORTS THIRD QUARTER 2022 RESULTS WITH AN INCREASE OF 30% IN LGJV SALES

Vancouver, BC — November 9, 2022 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today reported unaudited operating and financial results for the three months (“Q3 2022”) and nine months ending September 30, 2022.

Highlights

•	Sales for the Los Gatos Joint Venture (“LGJV”) for Q3 2022 increased 30% compared to the same period in 2021.

•	As previously disclosed, the Cerro Los Gatos (“CLG”) mine achieved record production of 2.7 million ounces of silver, 17.8 million pounds of zinc and 12.2 million pounds of lead in Q3 2022. [1]

•	Mill throughput rates averaged a record 2,862 tonnes per day in Q3 2022 as a result of continued debottlenecking efforts and planned production sequencing.

•	Based on the continued record performance of the CLG mine, the Company reaffirms its improved 2022 full year silver production guidance to between 9.35 and 9.65 million ounces of contained metal.

•	Numerous cost reduction initiatives being implemented are helping to offset inflationary pressures, together with strong by-product prices and production volumes. The Company lowered its 2022 full year all-in sustaining cost (“AISC”) guidance, after by-product credits, to between $11.50 and $12.50 per payable silver ounce, as previously disclosed.

•	The Company has a cash balance of $15 million and the LGJV had a cash balance of $39 million as of September 30, 2022, as previously disclosed.

•	On October 3, 2022, the Company announced an updated CLG Mineral Reserve Estimate, Mineral Resource Estimate and Life of Mine plan that continues to 2028, with average annual production of 7.4 million ounces of silver and average AISC of $7.06[2] per ounce of payable silver, net of by-product credits.

•	Recent drilling at CLG beneath the South-East zone (referred to as South-East Deeps) has discovered both silver-copper and silver-zinc-lead mineralization at depth.

•	In October, the Company completed the transition of its executive office to Vancouver, British Columbia from Denver, Colorado and Tony Scott was promoted to Senior Vice President, Corporate Development and Technical Services.

•	The Company plans to host a webcast and conference call on November 22, 2022 at 12:00pm Eastern Time to discuss the latest mineral reserve and mineral resource estimates and the South-East Deeps discovery at CLG, the exploration potential of the LGJV mineral properties, and to provide a corporate update.

1 All production figures are on a 100% basis.

2 See Non-GAAP Financial Performance Measures below. Excludes $6 million per year in corporate overhead paid by the Los Gatos Joint Venture, equivalent to $0.94 per ounce of payable silver.

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Operating and Financial Highlights

LGJV (100% Basis)

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating and Financial Highlights	2022	2021	2022	2021
CLG Production
Tonnes milled (dmt)	263,331	234,054	709,666	669,876
Tonnes milled per day (dmt)	2,862	2,544	2,600	2,454
Feed Grades
Silver (g/t)	356	256	361	282
Zinc (%)	4.70	4.10	4.61	3.95
Lead (%)	2.38	2.35	2.45	2.30
Gold (g/t)	0.34	0.30	0.34	0.32
Contained Metal
Silver ounces (millions)	2.70	1.70	7.40	5.33
Zinc pounds – in zinc conc. (millions)	17.8	13.5	47.1	36.7
Lead pounds – in lead conc. (millions)	12.2	10.8	34.2	29.7
Gold ounces – in lead conc. (thousands)	1.40	1.30	3.98	3.92
Recoveries*
Silver – in both lead and zinc concentrates	89.6%	88.6%	89.9%	87.7%
Zinc – in zinc concentrate	65.4%	63.9%	65.4%	62.9%
Lead – in lead concentrate	88.5%	89.1%	89.4%	87.3%
Gold – in lead concentrate	48.9%	56.5%	51.3%	56.2%

Financial – Unaudited (amounts in millions)
Sales	$ 73.9	$ 57.0	$ 216.8	$ 178.3
Cost of sales	$ 28.6	$ 26.4	$ 80.9	$ 70.3
Royalties	$ 0.3	$ 1.2	$ 2.7	$ 3.5
G&A expenses	$ 3.4	$ 3.4	$ 10.4	$ 9.5
Other expenses	$ 0.8	$ 5.4	$ 0.4	$ 12.7
Capital expenditures	$ 16.3	$ 21.2	$ 57.0	$ 51.9

*Recoveries are reported for payable metals in the identified concentrate. Recoveries reported previously in 2021 were based on total metal in both concentrates.

CLG achieved record silver, zinc and lead production during Q3 2022, an increase of 59%, 32% and 13%, respectively, compared to the third quarter of 2021, primarily due to record mill throughput rates averaging 2,862 tonnes per day, significantly higher ore grades and improved recoveries. Construction of the new paste backfill plant is substantially complete and initial commissioning of the plant started at the end of October.

LGJV sales for the quarter ended September 30, 2022 increased 30% compared to the same period in 2021, primarily as a result of increased sales volumes due to higher production and higher zinc prices partially offset by lower silver and lead prices. Sales for the nine months ended September 30, 2022 were 22% higher compared to the same period in 2021.

Cost of sales increased 8% and 15% for the three and nine months ended September 30, 2022, respectively, compared

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to the same periods in 2021, primarily due to higher production and sales volumes. The transition to a new 100% renewable power supply contract was completed in September, which together with other cost improvement initiatives is expected to help lower operating costs going forward.

Other expenses were significantly lower during both the three and nine months ended September 30, 2022 compared to the same period in 2021,primarily due to lower interest expenses and finance related arrangement fees in 2022.

Royalties expense decreased by 75% and 23% for the three and nine months ended September 30, 2022, respectively. In May 2022, the LGJV surpassed $10 million in payments made to the royalty owner, and as a result under the contract, the royalty rate was reduced to 0.5% of net smelter returns from 2% of net smelter returns.

Capital expenditures decreased 23% in Q3 2022 compared to the same period in 2021, primarily due to lower tailings storage facility construction costs. During the nine months ended September 30, 2022 capital expenditures increased 10% compared to the same period in 2021, primarily due to additional sustaining projects being executed in 2022, including construction of the new paste backfill plant.

Gatos Silver

	Three Months Ended		Nine Months Ended
Financial - Unaudited	September 30,		September 30,
Amounts in millions	2022	2021	2022	2021
Exploration expenses	$0.2	$0.5	$0.8	$1.4
G&A expenses	4.5	6.0	12.6	14.0
Amortization	0.0	0.0	0.1	0.0
Operating expense	$4.7	$6.5	$13.5	$15.4

G&A expenses for the quarter ended September 30, 2022 decreased by 25% compared to the same period in 2021 primarily due to lower stock-based compensation expenses and estimated bonuses, partially offset by higher legal and consulting expenses.

Corporate Update

The Company had a cash balance of $15 million and debt outstanding of $13 million related to its credit facility as of September 30, 2022.

On October 3, 2022, the Company announced an updated CLG Mineral Reserve Estimate, Mineral Resource Estimate and Life of Mine plan and expects to file new technical reports before November 17, 2022.

As announced on September 30, 2022, the Company is diligently working to identify and engage an auditor licensed in British Columbia, Canada to conduct the audit and review of the financial statements required to be included in its annual report on Form 10-K for the year ended December 31, 2021, and its quarterly reports on Forms 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022. While the Company is continuing to evaluate material weaknesses in its internal controls over financial reporting related to the mineral reserve reporting errors, the Company expects that it will determine that at least one material weakness exists. The Company is still evaluating the extent of this and other potential material weaknesses. The Company anticipates completing an impairment assessment based on the updated Mineral Reserve Estimate in the fourth quarter of 2022 and is working towards completing all outstanding securities regulatory filings as soon as practicable and expects to hold its annual shareholder meeting once such reports have been filed. The Company’s financial statements for the year ended December 31, 2021 and quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 may be affected by the ongoing analysis of the aforementioned mineral reserve matters.

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Webcast and Conference Call

Gatos Silver will host a webcast and conference call to discuss the latest mineral reserve and mineral resource estimates and the South-East Deeps discovery at CLG, the exploration potential of the LGJV mineral properties, and to provide a corporate update on November 22, 2022, at 12:00 pm Eastern Time.

The Company will be providing the webcast and conference call details separately.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the LGJV, the Company is primarily focused on operating the mine and mineral processing plant at the LGJV’s CLG deposit. The LGJV consists of approximately 103,087-hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Qualified Person

Scientific and technical disclosure in this press release was approved by Tony Scott, Senior Vice President of Corporate Development and Technical Services of Gatos Silver who is a “Qualified Person,” as defined in NI 43-101 Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

Non – GAAP Financial Performance Measures

This press release includes certain measures that are not defined by GAAP to evaluate various aspects of our business. These non-GAAP financial measures are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

Cash Costs and All-In Sustaining Costs (“AISC”), before and after by-product credits

Cash costs include all direct and indirect operating cash costs related to the physical activities of producing metals, including mining, processing and other plant costs, treatment and refining costs, freight and handling, general and administrative costs and royalties. AISC or AISC before by-product credits includes total production cash costs incurred at the LGJV’s mining operations plus sustaining capital expenditures and reclamation accretion expense and excludes Gatos Silver and Dowa Metals and Mining corporate costs and allocations paid by the LGJV. AISC after by-product credits includes the AISC costs minus revenues from the sale of zinc, lead and gold (“by-product credits”). The Company believes this measure represents the total sustainable costs of producing silver from current operations and provides additional information of the LGJV’s operational performance and ability to generate cash flows. As the measure seeks to reflect the full cost of silver production from current operations, new project and expansionary capital at current operations are not included. Certain cash expenditures such as new project spending, tax payments, dividends, and financing costs are not included.

Reconciliation of Cash Costs and AISC to Cost of Sales (as defined under US GAAP)

Cash Costs and All-In Sustaining Costs	Units	LOM
Cost of Sales	$M	$534.1
Royalties	$M	$4.9
General and Administrative	$M	$105.0
Expenses	$M	$644.0
Treatment and Refining	$M	$139.1
Cash Costs	$M	$783.1
Sustaining Capital	$M	$123.4
Accretion Expense	$M	$8.2

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All-in Sustaining Costs (AISC)	$M	$914.7
By-Product Credits	$M	$643.5
LOM Payable Silver	Moz	38.4
Cash Costs before By-Product Credits	$/oz Ag payable	$20.38
AISC before By-Product Credits	$/oz Ag payable	$23.81
By-Product Credits	$/oz Ag payable	$(16.75)
Cash Costs after By-Product Credits	$/oz Ag payable	$3.63
AISC after By-Product Credits	$/oz Ag payable	$7.06

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding CLG’s annual production and cost guidance and future mill throughput rates, cost reduction initiatives and anticipated benefits, timing of engaging a new auditor and completion of the audited financial statements, timing of providing the webcast and conference call details, timing of filing the new technical reports, expected lower operating costs after transitioning to the new renewable power supply contract, and the outcomes of the Company’s evaluation of the material weaknesses in its internal controls over financial reporting are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Tiffany Osburn
Director, Financial Reporting and Corporate Communications
investors@gatossilver.com
(720) 726-9662

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